Contact:	610-337-7000 Daniel Platt, ext. 1029 Shelly Oates, ext. 3202	For Immediate Release Date: November 5, 2014

AmeriGas Issues Earnings Guidance for Fiscal Years 2014 and 2015

VALLEY FORGE, Pa., November 5 – AmeriGas Partners, L.P. (NYSE: APU) today announced earnings guidance for fiscal years 2014 and 2015. The Partnership expects to report net income attributable to AmeriGas Partners of approximately $290 million for its fiscal year ended September 30, 2014. Adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA) is expected to be approximately $665 million for the 2014 fiscal year.

Jerry E. Sheridan, president and chief executive officer of AmeriGas, said, “We expect Adjusted EBITDA for fiscal 2014 to be in line with our previously-issued guidance. Looking ahead to fiscal 2015, assuming normal weather patterns this coming winter, we expect to report Adjusted EBITDA in the range of $670 to $700 million and net income attributable to AmeriGas Partners in the range of $308 million to $338 million. We look forward to discussing this guidance in more detail as well as the future prospects for our business during our presentation at UGI’s Analyst Day tomorrow morning in New York City.” AmeriGas is scheduled to release more detailed results for the fiscal year ended September 30, 2014 on its earnings call on November 13, 2014.

Interested parties may listen to a live audio webcast of UGI Corporation’s Analyst Day with the supporting slide presentation by visiting the company website http://www.ugicorp.com and clicking on Investor Relations. The AmeriGas presentation is scheduled to begin at 10:15 a.m. Eastern Time.

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AmeriGas Issues Earnings Guidance for Fiscal Years 2014 and 2015 Page 2

About AmeriGas
AmeriGas is the nation’s largest retail propane marketer, serving approximately two million customers in all 50 states from over 2,100 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public owns the remaining 74%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate acquisitions and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)

The following table includes reconciliations of net income attributable to AmeriGas Partners, L.P. to EBITDA and Adjusted EBITDA for fiscal 2014 and fiscal 2015 guidance.

	Forecast for fiscal year ended
	September 30,
	2015*	2014
Net income attributable to AmeriGas Partners, L.P.	$323,000	$290,000
Income tax expense	4,000	3,000
Interest expense	163,000	165,000
Depreciation	154,000	154,000
Amortization	41,000	43,000

EBITDA	$685,000	$655,000
Net losses on commodity derivative instruments	N/A	10,000
entered into beginning April 1, 2014, not associated with current period transactions

Adjusted EBITDA	$685,000	$665,000

* Represents the midpoint of Adjusted EBITDA guidance range for fiscal 2015. Forecasted net income attributable to AmeriGas Partners, L.P. for fiscal 2015 excludes the impact of potential gains or losses on commodity derivative instruments not associated with current period transactions since this number cannot be reasonably estimated / forecasted.

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Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States of America (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from those used by other companies.

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years.

Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses EBITDA to assess the profitability of the Partnership which is one of UGI Corporation’s reportable segments. UGI Corporation discloses the Partnership’s EBITDA in its disclosure about reportable segments as the profitability measure for its domestic propane segment.

Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the period-over-period results of operations of the Partnership. Management uses Adjusted EBITDA to exclude from AmeriGas Partners, L.P. EBITDA unrealized and realized gains and losses on commodity derivative instruments entered into beginning April 1, 2014, not associated with current-period transactions and other gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year-over-year profitability to that of other master limited partnerships. Adjusted EBITDA is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P.

AP-12 ### 11/5/14